Contact:	The Abernathy MacGregor Group, Inc.
Dan Hilley, dch@abmac.com
(213) 630-6550

FOR IMMEDIATE RELEASE

ORLEANS HOMEBUILDERS ANNOUNCES RESIGNATION BY EVP & CFO

Bensalem, Pa., April 19, 2010 – Orleans Homebuilders, Inc. (OHBIQ.PK) (“Orleans” or the “Company”), which develops, builds and markets high-quality single-family homes and townhouses and whose operations in Pennsylvania and New Jersey date back more than 90 years, announced today that Garry P. Herdler, 40, has resigned from his position with the Company as Executive Vice President and Chief Financial Officer, and that his last day of employment will be April 23, 2010.  Mr. Herdler has served in this position since March  2007.

Mr. Jeffrey P. Orleans, Chairman, Chief Executive Officer and President of Orleans, stated: “We appreciate Garry’s dedication, creativity and hard work over the last three years.  We also appreciate his commitment to stay with the Company to complete the definitive sale agreement announced last week.  We have been through significant challenges together during this lengthy and historic housing downturn.  Our team had effectively managed cash flow, liquidity, and significant reductions in the land portfolio, specs and cost reductions, as well as creditors and stakeholders during this period.”

Orleans executed a definitive ‘stalking horse’ asset purchase agreement on April 13, 2010 with NVR, Inc. for substantially all of the assets of Orleans, which is not subject to further due diligence or financing conditions, but is subject to customary closing conditions and Bankruptcy Court approval.  Bidders qualified under the Bankruptcy Court-approved bidding procedures will be invited to an anticipated court auction on June 23, 2010.  Court approval of the auction results is tentatively scheduled for June 24, 2010, with closing of the sale on approximately June 29, 2010.

With respect to the sale agreement, the Company and its mergers and acquisitions investment banker, BMO Capital Markets Corp., and its homebuilding mergers and acquisitions consultant, Lieutenant Island Partners LLC, are continuing to conduct an on-going auction process with other potentially interested bidding parties.  The Company's newly-appointed Chief Restructuring Officer, with the assistance of PMCM, LLC, an affiliate of Phoenix Management Services, Inc., are coordinating ongoing Company sale efforts.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  From its headquarters in suburban Philadelphia, the Company serves a broad customer base including first-time, move-up, luxury, empty-nester and active adult homebuyers.  The Company currently operates in the following 11 distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  Orleans Homebuilders currently employs approximately 225 people.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is or may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the ability of the Company to enter into new financing arrangements, including without limitation debtor-in-possession financing; the ability to consummate a sale of the Company’s assets; required bankruptcy court approvals for, among other things, the “stalking horse” asset purchase agreement (the “APA”); participation of other bidders in the auction process; anticipated auction and closing dates; adjustments to the purchase price in the APA as a result of working capital adjustments; the Company’s anticipated sale of assets that are not subject to the APA; the satisfaction of the APA’s closing conditions; the continued construction of homes, home closings and the honoring of customer deposits; and the anticipated income tax refunds.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  These risks and uncertainties include the Company’s ability to enter into debtor-in-possession financing facility and to operate under terms of such financing; the Company’s ability to obtain court approval for the APA, bid procedures and related matters; the Company’s ability to obtain court approval of its financing arrangements and with respect to other motions relating to the bankruptcy filings; the ability of the Company to satisfy the closing conditions in the APA; the ability of the Company to obtain anticipated tax refunds; the results of the auction process; the ability of the Company to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; the ability of the Company to obtain and maintain normal terms with vendors and service providers and to maintain contracts critical to its operations; the ability of the Company to continue to attract buyers of its homes; the ability to continue normal business operations; the potential adverse impact of the Chapter 11 proceedings; the ability of the Company to attract, motivate and/or retain key executives and employees; access to liquidity; local, regional and national economic conditions; the effects of governmental regulation; the competitive environment in which the Company operates; fluctuations in interest rates; changes in home prices; the availability of capital; the ability to engage in a financing or strategic transaction; the availability and cost of labor and materials; our dependence on certain key employees; whether the Company will be able to provide any value to the Company’s unsecured creditors or its equity holders; and weather conditions.  Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports on Form 10-Q, as well as the Current Reports on Form 8-K and press releases filed with the Securities and Exchange Commission on August 14, 2009, October 6, 2009, November 5, 2009, December 9, 2009, December 23, 2009, February 1, 2010, February 19, 2010, March 3, 2010, March 11, 2010, March 22, 2010, April 14, 2010 and April 19, 2010.

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